PRESS RELEASE

3975 East Bayshore Road

Palo Alto, CA 94303

Phone: (650) 962-9111

Fax: (650) 967-8713

www.southwall.com

Contacts:

Thomas G. Hood, President and CEO

thood@southwall.com

Michael E. Seifert, Sr. Vice President and CFO

mseifert@southwall.com

For Immediate Release

Southwall Announces Proposed Bank Guarantee and Equity Financing with Needham & Company

PALO ALTO, Calif.-November 11, 2003-Southwall Technologies Inc. (Nasdaq: SWTX), a global developer, manufacturer and marketer of thin-film coatings for the automotive glass, electronic display and architectural markets, today announced that on November 11, 2003, it entered into a letter agreement with Needham & Company, Inc., for a proposed bank guarantee and equity financing package with Needham or its affiliates of up to $5 million.

"As we noted in our news release on third-quarter results, we recognize the urgent need to reduce our spending and raise additional cash," said Thomas G. Hood, Southwall's president and chief executive officer. "We believe that our proposed financing with Needham, in conjunction with internal actions designed to reduce our expenses, will address our cash requirements and offer the most appropriate financing alternative currently available."

If all of the transactions contemplated by the letter agreement between Southwall and Needham were consummated, Southwall would receive guarantees with respect to an additional $2,000,000 of borrowing under its factoring agreement with Pacific Business Funding1 and $3,000,000 in cash, in exchange for warrants to purchase an aggregate number of shares of Southwall common stock equal to approximately 19% of the total shares outstanding before such issuance and 3,000,000 shares of a newly issued convertible preferred stock. This preferred stock would be convertible into a number of shares of Southwall common stock equal to approximately 24% of the total shares outstanding before such issuance. If Needham were to exercise all such warrants and convert all such shares of preferred stock, while maintaining its current position of approximately 1,481,000 shares of common stock, then it would own approximately 6,864,000 shares of Southwall common stock, or about 38% of the total shares outstanding.

Under the letter agreement, Needham would issue the guarantees of the Company's bank line in two separate pieces of $1.5 million and $500,000 and would purchase the equity in two separate tranches of $1.0 million and $2.0 million following the issuance of the guarantees. The issuance of each guarantee and the purchase of each equity tranche would be subject to the satisfaction, in Needham's reasonable discretion, of certain conditions, including, among other things, the receipt of concessions from creditors and landlords, the achieving of cash flow break-even at quarterly revenue levels below third quarter 2003 levels and the naming of a new chairman of the board.

The company has nominated George Boyadjieff for this role. Mr. Boyadjieff is the chairman emeritus and recently retired chief executive officer of Varco International, Inc. (NYSE: VRC), a diversified oil service company with over $1.4 billion in annual revenues. In addition, Needham would receive board observer rights.

Southwall and Needham have agreed to negotiate in good faith definitive agreements with respect to the proposed guarantees and equity financing. There is no assurance, however, that the parties will enter into definitive agreements (which will include representations, warranties, covenants, and closing conditions customary for transactions of this type) or that even if the parties do reach definitive agreements that the transactions contemplated by such agreements would be consummated fully or partially. Moreover, the extension of guaranties will require that Pacific Business Funding, the Company and Needham enter into agreements and, similarly, there is no assurance that the parties will be able to reach such agreements on commercially reasonable terms, if at all. If the parties have not entered into definitive agreements by November 30, 2003, the letter agreement will terminate and Needham will have no obligation to extend the guarantees or purchase the shares of preferred stock, as described above.

In connection with the execution of the letter agreement, Southwall issued to Needham a warrant to purchase 1,254,235 shares of common stock, approximately 10% of the total shares currently outstanding. The warrant, exercisable at $0.01 per share, will expire on the earlier of five years from its issuance or the execution of the definitive agreements. The number of shares issuable upon exercise of the warrant will increase in an amount equal to 10% of any securities issued in connection with a financing or capital raising, other than with Needham, occurring before the end of Southwall's first fiscal quarter of 2004. Southwall granted certain registration rights to Needham with respect to the shares issuable upon exercise of the warrant.

For a complete description of the letter agreement and the warrant issued to Needham, please refer to the Southwall's Form 8-K to be filed Wednesday, November 12, 2003, with the Securities and Exchange Commission, which includes as exhibits copies of the letter agreement and the warrant. The descriptions in this release of those documents are qualified in their entirety by reference to the actual documents.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin-film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin-film coatings to over 25 countries around the world. Southwall's customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot-Citroen, Pilkington, Renault, Saint-Gobain SEKURIT, and Volvo.

About Needham & Company

Needham & Company, Inc., a leading U.S. investment banking, securities and asset management firm focused primarily on serving emerging growth industries and their investors. Further information is available at www.needhamco.com.

This press release may contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995), including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that Southwall and Needham will not enter into definitive agreements, that the terms of the definitive agreements will be materially different from those described in the letter agreement, that Needham will not be satisfied with its due diligence review of the Company, that the conditions for Needham's obligations to provide one or more of the guarantees or to buy some or all of the preferred stock will not be satisfied or that such guarantees will otherwise not be provided or that such shares will otherwise not be purchased, that Pacific Business Funding or the Company's landlords, lessors, vendors, or other creditors will not agree to amendments of their arrangements with the Company that are satisfactory to Needham or at all, that the guarantees and the proceeds from the stock sales described herein will not be sufficient to allow Southwall to meet its obligations or otherwise remain liquid, that the Company will default under the Pacific Business Funding credit facility, that the Company will not receive an exemption from the Nasdaq National Market stockholder approval requirements, that Southwall's common stock may be voluntarily or involuntarily removed from listing on the Nasdaq National Market, that the Company will not reach agreement with its new chairman and that he will not accept such a position, that the Company's circumstances will trigger defaults under one or more of its borrowing arrangements, and that the transactions contemplated in this release will have a material adverse effect on the trading price of Southwall's common stock, as well as risks associated with the Company's failure to meet covenants under credit facilities and strains on its liquidity. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003, as amended by an Annual Report on Form 10-K/A filed on April 9, 2003, and its Quarterly Report on Form 10-Q for the quarters ended March 30, 2003 and June 29, 2003, which were filed on May 14, 2003 and August 14, 2003, respectively, and its Current Report on Form 8-K, which will be filed on November 12, 2003.